Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports First Quarter 2016 Financial Results

Recent Highlights:

•	First Quarter Revenue Increased 27 Percent Year-over-Year to $43.0 Million; Pro Forma Revenues Increased Nine Percent Year-over-Year
•	Strengthened Focus on Cardiac Surgery Technologies and Enhanced Growth Potential Through Strategic Initiatives, including:
o	Acquisition of On-X® Life Technologies (On-X)
o	Sale of HeRO® Graft Product Line
o	Sale of ProCol® Distribution Rights and Purchase Option
o	Purchase of PhotoFix™ Product Line
•	First Quarter Adjusted Non-GAAP Net Income was $3.2 Million, or $0.10 Per Fully Diluted Common share; GAAP Net Income for the First Quarter was $2.5 Million, or $0.08 Per Fully Diluted Common Share

ATLANTA, GA – (April 27,  2016) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac surgery, announced today its results for the first quarter of 2016.

J. Patrick Mackin, Chairman, President and Chief Executive Officer, said, “In the first three months of 2016, we completed several transactions that we expect will enhance our revenue growth, drive margin expansion and strengthen our presence in the cardiac surgery market.  Our outlook is based primarily on the opportunity presented by the On-X acquisition.  With that transaction, we now have access to the mechanical heart valve market, which we estimate to be $220 million annually.   On-X is a  best in class mechanical heart valve technology, backed by powerful clinical data.  The acquisition more than doubled our U.S. cardiac surgery sales force.  Although it is early, the On-X integration is going very well and we are very encouraged by our initial experiences with the product and the results being obtained by our combined sales team.  We further strengthened our focus in cardiac surgery with the sale of the HeRO Graft product line and ProCol distribution rights and purchase option, as well as the exercise this month of our purchase option for the PhotoFix product line.   Our combined sales team is now able to devote its full attention on a select portfolio of highly competitive cardiac surgery products with similar call points.  We will continue to build on the momentum from the first quarter and we believe we can deliver meaningful progress on all of our strategic initiatives for 2016.”

Revenues for the first quarter of 2016 increased 27 percent to $43.0 million, compared to $33.8 million for the first quarter of 2015.  The increase was primarily driven by the acquisition of On-X, and revenue increases in vascular tissues and BioGlue®.  Pro forma revenues for the first quarter of 2016 increased nine percent compared to the first quarter of 2015.  A reconciliation of revenues to pro forma revenues is included in the schedules below.

Adjusted non-GAAP net income for the first quarter of 2016 was $3.2 million, or $0.10 per fully diluted common share, compared to adjusted non-GAAP net income of $230,000, or $0.01 per fully diluted common share for the first quarter of 2015.  GAAP net income for the first quarter of 2016 was $2.5 million, or $0.08 per basic and fully diluted common share, compared to net loss of ($274,000), or ($0.01) per basic and fully diluted common share, for the first quarter of 2015.  A reconciliation of GAAP to non-GAAP earnings is included in the schedules below.

The Company is reiterating its  2016 financial guidance as summarized below.

2016 Financial Guidance Summary
Total revenues	$178 million - $180 million Mid-single digits % pro-forma increase over 2016
Product revenues	Mid-single digits % pro-forma increase over 2016
Tissue processing revenues	Mid-single digits % increase over 2016
Gross margins	Approximately 63%
R&D expenses	$13.0 million - $15.0 million
Non-GAAP adjusted income per common share	$0.29 - $0.32

The Company’s financial guidance for the full year of 2016 is subject to the risks identified below in the last paragraph of this press release before the financial tables.    The guidance does not include any effect related to future business development activities and other unusual charges.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share excludes business development expenses, including the acquired inventory basis step-up; gain on sale of business components; amortization expenses; severance expenses associated with certain employee departures; the write-off of PerClot Topical inventory; and intangible impairment.  Non-GAAP revenues include On-X revenues for the period in 2016 prior to the acquisition and On-X revenues for the first quarter of 2015 and excludes revenues for the HeRO Graft and ProCol for the first quarters of 2016 and 2015.  Non-GAAP gross margin excludes the acquisition inventory basis step-up expense.  Non-GAAP general, administrative, and marketing excludes business development expenses.  The Company believes that these non-GAAP presentations provide useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard to its on-going efforts to acquire additional complementary products and businesses and the transaction and integration expenses incurred in connection with recently acquired and divested product lines.  The Company believes it is useful to exclude certain expenses because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result of factors such as new acquisitions, amortization of previously acquired tangible and intangible assets, or unusual compensation expenses.  The Company does, however, expect to incur similar types of expenses in the future, and this non-GAAP financial information should not be viewed as a statement or indication that these types of expenses will not recur.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast tomorrow at 8:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:00 a.m.  A replay of the teleconference will be available April 28 through May 5 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13634919.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife website at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding CryoLife’s expectations that the On-X acquisition and other transactions we consummated in the first quarter of 2016 will enhance our revenue growth, drive margin expansion, and strengthen our presence in the cardiac surgery market; CryoLife’s On-X based outlook; the size of the annual addressable mechanical heart valve market; the success of our On-X integration; the results being obtained by our sales team including the On-X sales team; our expectation and belief that our combined sales team is now able to devote its full attention on a select portfolio of highly competitive cardiac surgery products with similar call points; the expectation that we will continue to build on the momentum from the first quarter; and the statement that we can deliver meaningful progress on all of our strategic initiatives for 2016. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These risks and uncertainties include that the expected market opportunities for mechanical heart valves may be incorrect and/or may shrink due to factors beyond our control; and the expected benefits of focusing market opportunities may be incorrect.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2015, and our subsequent filings with the SEC.  CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Products	$27,018	$19,391
Preservation services	15,998	14,440
Total revenues	43,016	33,831

Cost of products and preservation services:
Products	7,003	5,033
Preservation services	8,392	9,131
Total cost of products and preservation services	15,395	14,164

Gross margin	27,621	19,667

Operating expenses:
General, administrative, and marketing	26,274	18,969
Research and development	2,609	2,252
Total operating expenses	28,883	21,221
Gain on sale of business components	7,915	-
Operating income (loss)	6,653	(1,554)

Interest expense	717	30
Interest income	(12)	(3)
Other (income) expense, net	(109)	192

Income (loss) before income taxes	6,057	(1,773)
Income tax expense (benefit)	3,516	(1,499)

Net income (loss)	$2,541	$(274)

Income (loss) per common share:
Basic	$0.08	$(0.01)
Diluted	$0.08	$(0.01)

Dividends declared per common share	$-	$0.03

Weighted-average common shares outstanding:
Basic	31,029	27,523
Diluted	31,771	27,523

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended
	March 31,
	2016	2015
Products:
BioGlue and BioFoam	$15,316	$14,042
On-X	6,715	-
CardioGenesis cardiac laser therapy	1,984	2,137
PerClot	991	976
PhotoFix	381	172
HeRO Graft	1,413	1,860
ProCol	218	204
Total Products	27,018	19,391

Preservation services:
Cardiac tissue	6,428	6,663
Vascular tissue	9,570	7,777
Total preservation services	15,998	14,440

Total revenues	$43,016	$33,831

Revenues:
U.S.	$32,238	$27,034
International	10,778	6,797
Total revenues	$43,016	$33,831

	March 31,	December 31,
	2016	2015

Cash, cash equivalents, and restricted cash and securities	$45,639	$43,418
Total current assets	129,236	109,663
Total assets	297,157	181,179
Total current liabilities	24,842	19,605
Total liabilities	102,997	25,928
Shareholders’ equity	194,160	155,251

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP

Net Income and Diluted Income Per Common Share

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015

GAAP:
Income (loss) before income taxes	$6,057	$(1,773)
Income tax expense (benefit)	3,516	(1,499)
Net Income (loss)	$2,541	$(274)

Diluted income (loss) per common share:	$0.08	$(0.01)

Reconciliation of income (loss) before income taxes,
GAAP to adjusted net income (loss), non-GAAP:

Income (loss) before income taxes, GAAP	$6,057	$(1,773)
Adjustments:
Business development expenses	5,568	206
Gain on sale of business components	(7,915)	--
Amortization expense	962	515
Acquisition inventory basis step-up expense	565	--
Severance expenses	--	468
Write-off of PerClot Topical inventory	--	498
Intangible impairment	--	457
Adjusted income before income taxes,
non-GAAP	5,237	371

Income tax expense calculated at a
pro forma tax rate of 38%	1,990	141
Adjusted net income, non-GAAP	$3,247	$230

Reconciliation of diluted income (loss) per common
share, GAAP to adjusted diluted income (loss) per
common share, non-GAAP:

Diluted income (loss) per common share – GAAP	$0.08	$(0.01)
Adjustments net of 38% tax rate:
Business development expenses	0.11	0.01
Gain on sale of business components	(0.16)	--
Amortization expense	0.02	0.01
Acquisition inventory basis step-up expense	0.01	--
Severance expenses	--	0.01
Write-off of PerClot Topical inventory	--	0.01
Intangible impairment	--	0.01
Effect of 38% pro forma tax rate on GAAP pretax book income	0.04	(0.03)
Adjusted diluted income per common share,
non-GAAP:	$0.10	$0.01

Diluted-weighted average common
shares outstanding:	31,771	28,426

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP

Revenues; Gross Margin; General, Administrative, and Marketing

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015	Growth Rate

Reconciliation of total revenues, GAAP to total revenues, non-GAAP:
Total revenues, GAAP	$43,016	$33,831	27%
Plus: On-X pre acquisition revenues	1,627	7,781
Less: HeRO revenues	(1,413)	(1,860)
Less: ProCol revenues	(218)	(204)
Total revenues, non-GAAP	$43,012	$39,548	9%

	Three Months Ended
	March 31, 2016
Reconciliation of gross margin %, GAAP to gross margin %, non-GAAP:
Total revenues, GAAP	$43,016
Gross margin, GAAP	$27,621
Gross margin %, GAAP	64%

Gross margin, GAAP	$27,621
Plus: Acquisition inventory basis step-up expense	565
Gross margin, non-GAAP	$28,186
Gross margin %, non-GAAP	66%

	Three Months Ended
	March 31, 2016
Reconciliation of general, administrative, and marketing, GAAP to general, administrative and marketing, non-GAAP:
General, administrative, and marketing, GAAP	$26,274
Less: Business development expenses	(5,568)
General, administrative, and marketing, non-GAAP	$20,706